EXHIBIT 23

              CONSENT OF ERNST & YOUNG, Independent Auditors



We consent to the incorporation by reference in this Annual Report (Form 10-K) of Washington National Corporation of our report dated February 9, 1994, included in the 1993 Annual Report to Stockholders of Washington National Corporation.

Our audit also included the financial statement schedules of Washington National Corporation listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein. As discussed in Note A, in 1993, the Company changed its method of accounting for postemployment benefits, and as discussed in Notes D and G, in 1992, the Company changed its method of accounting for income taxes and postretirement benefits other than pensions.

We also consent to the incorporation by reference in the Registration Statements pertaining to the stock benefit plan (Form S-8 Numbers 33-28858, 33-10179, and 2-83640) and automatic dividend reinvestment and stock purchase plan (Form S-3 Number 2-72599) of Washington National Corporation and the related Prospectuses of our report dated February 9, 1994, with respect to the financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedules included in this Annual Report (Form 10-K) of Washington National Corporation.





                                        ERNST & YOUNG


Chicago, Illinois
March 29, 1994